Exhibit 99.1

Contact:

Laurence P. Birch

Senior Vice President and Chief Financial Officer

(847) 229-2222

Aksys® Reports Third Quarter 2005 Results

Lincolnshire, IL – November 1, 2005 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today reported results for the third quarter ended September 30, 2005.

Third Quarter Highlights

•                  Revenues for the third quarter of 2005 were $822,000. The Company’s net loss for the third quarter of 2005 was $7.0 million or $0.23 per share.

•                  Aksys signed three new partnership agreements during the quarter.

•                  At quarter end, 163 patients were being treated on PHD® Systems.

“Every month, we are training more clinics and introducing new patients to the PHD Program,” said Bill Dow, President and CEO of Aksys, Ltd. “In an effort to further increase awareness of daily home hemodialysis and the PHD System, Aksys led a number of educational initiatives during the third quarter, which drew participation across the range of stakeholders in the renal industry.”

These programs included:

•                  An Aksys-sponsored series of regional clinical meetings for physicians — those who have programs and those who are considering launching a program in the near future.

•                  The Aksys Continuing Education Program for nephrology social workers across the country.

•                  ESRD Surveyor Training Clinic where Aksys conducts in-depth education for new state surveyors to familiarize them with proprietary capabilities of the PHD System.

•                  The launch of regional ESRD Town Hall Meetings in key cities around the country. These meetings are conducted in a large venue where we invite a wide range of healthcare professionals and patients to hear an expert panel discuss the benefits and issues of daily home hemodialysis as a preferred alternate therapy to conventional thrice-weekly hemodialysis in the dialysis clinic setting.

“The meetings have also allowed Aksys to share the results of a Company-sponsored national patient survey and a new white paper on the economic impact of kidney disease by Northwestern University healthcare economist David Dranove,” continued Mr. Dow. “Both papers contain relevant and timely information that support an accelerated rate of adoption of frequent home hemodialysis therapy. We believe that this momentum will continue to build as we further spread the word about the benefits of this daily hemodialysis.”

Financial Results

For the third fiscal quarter of 2005, Aksys reported revenues of $822,000 compared to revenues of $581,000 for the third quarter of 2004. For the nine months ended September 30, 2005, Aksys reported revenues of $1,842,000, an increase of 5% from the $1,762,000 reported for the nine months ended September 30, 2004. Due to the increased number of patients using the PHD, we saw an increase in revenue for the quarter and year to date, largely driven by increased revenues for service and consumable supplies. While 57 more patients are using the PHD as of September 30, 2005 versus the same period last year, more units in 2005 have been rented rather than sold. Revenue from sales is recognized at the time of installation, while rental revenue is recognized over the life of the rental agreement. As a result, our product revenues for the nine months ended September 30, 2005 increased only slightly compared to the same period in 2004.

Cost of sales was $2,672,000 in the third quarter of 2005, an increase from the $2,381,000 reported for the third quarter of 2004.  For the nine months ended September 30, 2005, cost of sales was $11,727,000, an increase from the $7,330,000 reported for the nine months ended September 30, 2004.  The increase in cost of sales for the quarter was driven largely by an increase in the number of patients using the PHD System.  An increase in patients requires additional service and consumable supplies.  The increase in cost of sales for the year to date was driven in part by an increase in the number of patients and also by impairment, warranty and obsolescence charges during the first half of the year. The increase in patients for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004 resulted in a $515,000 increase in the cost of sales from consumable supplies and a $353,000 increase in service costs. Depreciation expense for the nine months ended September 30, 2005 increased by $327,000 from the comparable period in 2004 due to additional machines in the rental pool  .

Operating expenses for the third quarter 2005 were $4,945,000, an increase from the $4,336,000 reported for the third quarter of 2004. The increase for the third quarter can be attributed primarily to product enhancement and development activities.

The Company reported a net loss for the third quarter of 2005 of $7,019,000, or $0.23 per share, compared to a net loss of $6,410,000, or $0.21 per share, for the third quarter of 2004. For the nine months ended September 30, 2005, Aksys reported a net loss of $26,770,000, an increase from the $19,803,000 reported for the nine months ended September 30, 2004.

“We paid down our $3.4 million line of credit during the third quarter and ended the quarter with $14.1 million of cash and liquid investments. We have sufficient cash resources to fund Aksys’ business into the first quarter of 2006,” said Larry Birch, Senior Vice President and Chief Financial Officer of Aksys, Ltd.

Outlook

Bill Dow commented, “During the third quarter we began implementing the PHD program at eight new clinics. With our expanded sales force and aggressive marketing initiatives, we fully expect to meet our year-end goal of 170-190 patients on the PHD System and to continue increasing market awareness and acceptance of daily home hemodialysis.” Mr. Dow continued, “As the market innovator in a growing segment, it’s an exciting time for us. We’re proud to represent the gold standard in hemodialysis treatment including unparalleled quality of therapy, ease of machine use, prescription flexibility and technology safety.  At the same time, the PHD program allows clinics the opportunity to manage a profitable daily home hemodialysis program within today’s reimbursement infrastructure.”

Conference Call

The Company plans to discuss these results and further details of its third quarter 2005 during a conference call on Tuesday, November 1, 2005, at 12:00 p.m. Eastern Time. The call can be accessed via the Internet through www.aksys.com. A replay will be available from 3:00 p.m. Eastern Time, November 1, through 6:00 p.m. Eastern Time, November 30, by dialing 703-925-2533, code 798523 or by logging onto the Internet at www.aksys.com or www.earnings.com.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) risks related to quality control issues and consistency of service applicable to the PHD System; (iv) market, regulatory reimbursement and competitive conditions; (v) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (vi) our ability to obtain sufficient capital on acceptable terms to run our business; (vii) risks inherent in relying on third parties to manufacture the PHD System; (viii) changes in Quality System Requirements; and (ix) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

-financial table to follow-

AKSYS, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Product Sales	$233,000	$224,000	$331,000	$829,000
Product Rentals	192,000	101,000	478,000	268,000
Service and supplies	397,000	256,000	1,033,000	665,000
Total revenue	822,000	581,000	1,842,000	1,762,000
Cost of sales:
Product	1,052,000	976,000	6,623,000	3,206,000
Service and supplies	1,620,000	1,405,000	5,104,000	4,124,000
Total cost of sales	2,672,000	2,381,000	11,727,000	7,330,000
Operating expenses:
Research and development	1,988,000	1,711,000	6,496,000	4,926,000
Sales and marketing	1,127,000	1,064,000	3,548,000	3,507,000
General and administrative	1,830,000	1,561,000	6,179,000	5,337,000
Total operating expenses	4,945,000	4,336,000	16,223,000	13,770,000
Operating loss	(6,795,000)	(6,136,000)	(26,108,000)	(19,338,000)

Other income and expense:
Realized loss on available-for-sale security	—	—	(113,000)	—
Interest income	191,000	177,000	623,000	413,000
Interest expense	(397,000)	(345,000)	(1,154,000)	(772,000)
Total other income and expense	(206,000)	(168,000)	(644,000)	(359,000)
Income tax expense	(18,000)	(106,000)	(18,000)	(106,000)
Net loss	$(7,019,000)	$(6,410,000)	$(26,770,000)	$(19,803,000)
Net loss per share, basic and diluted	$(0.23)	$(0.21)	$(0.89)	$(0.66)
Weighted average shares outstanding	29,940,918	29,824,013	29,919,305	29,814,637

SELECTED BALANCE SHEET DATA

	September 30,	December 31,
	2005	2004
	(unaudited)
Cash and short-term investments	$6,632,000	$31,117,000
Working capital	6,247,000	32,611,000
Long-term investments	8,222,000	8,168,000
Total assets	25,924,000	52,945,000
Total liabilities	21,829,000	21,938,000
Stockholders’ equity	4,095,000	31,007,000